Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-180313, 333-210444, and 333-251642) pertaining to the 2011 Incentive Compensation Plan, and 2020 Share Incentive Plan of Caesarstone Ltd. of our reports dated March 4, 2026, with respect to the consolidated financial statements of Caesarstone Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global
Tel-Aviv, Israel
March 4, 2026